INVESTMENT ADVISORY CONTRACT

This INVESTMENT ADVISORY CONTRACT (the "Contract") is made and entered into by and between Permanent Portfolio Family of Funds, Inc. (the "Fund"), a Maryland corporation, and World Money Managers (the "Investment Adviser"), a California limited partnership, with reference to the following facts:

      A. The Fund, through its shareholders and Board of Directors, including those Directors who are not interested persons, as defined in the Act, of the Investment Adviser, and the Investment Adviser, through its General Partners, have determined that it would be in the best interests of each of the respective entities to enter into and adopt this Contract.

NOW, THEREFORE, in consideration of the above recitals and other good and valuable consideration, the parties agree as follows:

PART ONE:  INVESTMENT ADVICE AND OTHER SERVICES

     (1) The Fund hereby retains the Investment Adviser, and the Investment Adviser hereby agrees, for the period of this Contract and under the terms and conditions hereinafter set forth, to furnish the Fund continuously with suggested investment planning, to provide investment advice with regard to the Fund, to prepare and make available to the Fund all necessary research and statistical data in connection therewith and to make recommendations with respect to the purchase and sale and the acquisition and disposition of specific securities and other assets by the Fund; to furnish the Fund all administrative, accounting, clerical, statistical, correspondence and other services required in connection with the administration of the affairs of the Fund; to furnish or pay for all supplies, printed material, office equipment, furniture, and office space as the Fund may require; and to pay or reimburse such expenses of the Fund as may be specified in Part Three hereof; subject always to the direction and control of the Board of Directors and the authorized officers of the Fund. The Investment Adviser agrees to maintain an adequate organization of competent persons to provide the services and to perform the functions herein mentioned. All the foregoing services and materials shall be furnished at the expense of the Investment Adviser except as may be qualified by Part Three hereof.

     (2) The Investment Adviser covenants and agrees that the investment planning, investment advice and recommendations that it furnishes the Fund will be in accordance with general investment policies and objectives of the Fund as disclosed to the Investment Adviser from time to time by the Fund.

     (3) The Investment Adviser agrees that all of its recommendations or advice relating to the acquisition or disposition of securities or other assets by the Fund shall be transmitted to the Fund in writing.

     (4) The Fund agrees that it will furnish to the Investment Adviser any information that the latter requests with respect to the Fund's actions upon all recommendations and advice relating to the acquisition and disposition of securities and other assets by the Fund, and in all detail required by the Investment Adviser; and the Fund further agrees to furnish to the Investment Adviser any information that the latter may request with respect to any other purchases or sales of securities or other assets by the Fund.

     (5) It is understood and agreed that in furnishing the Fund with investment advice and other services as herein provided, neither the Investment Adviser nor any partner or agent thereof shall be held liable to the Fund or its creditors or shareholders for errors of judgment or for any acts or omissions by it, except those involving willful misfeasance, bad faith, gross negligence, or reckless disregard of its obligations and duties under the terms of this Contract. It is further understood and agreed that the Investment Adviser shall not be accountable for any loss suffered by the Fund by the reason of the latter's action or non-action on the basis of any advice, recommendation or approval of the Investment Adviser, its partners or agents made in accordance with the preceding sentence.




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PART TWO: COMPENSATION TO INVESTMENT ADVISER

     (1) The Fund covenants and agrees to pay to the Investment Adviser, and the Investment Adviser covenants and agrees to accept from the Fund in full payment for all investment advice, material and other services furnished, and for the use of all facilities and equipment, and for all expenses paid or reimbursed by the Investment Adviser hereunder, fees for each calendar year at the following annual rates of total average daily net assets, to be computed for each day of each such year on the basis of net assets as of the close of business on the next preceding full business day:

        (i) for each Portfolio, 1/4 of 1% (0.25%) of the first $200 million of the Portfolio's average daily net assets; plus

        (ii) for the Fund as a whole, 7/8 of 1% (0.875%) of the first $200 million of the Fund's average daily net assets; 13/16 of 1% (0.8125%) of the next $200 million of the Fund's average daily net assets; 3/4 of 1% (0.75%) of the next $200 million of the Fund's average daily net assets; and 11/16 of 1% (0.6875%) of all of the Fund's average daily net assets in excess of $600 million, such fee for the Fund as a whole to be allocated among the Portfolios of the Fund in proportion to their respective net assets.

In the case of the suspension of the computation of net asset value, the said fees for each day during such suspension shall be computed as of the close of business on the last full business day on which the net assets were computed. As used herein, "net assets" as of the close of a full business day shall reflect all transactions in shares of the Fund recorded on the books of the Fund for that day.

     (2) The foregoing fees shall be paid on a monthly basis. In the case of the first payment of the above fees, which shall commence as to any Portfolio of the Fund as of the effective date of this Contract as to that Portfolio, and in the event of termination of this Contract, the fees accrued shall be prorated on the basis of the number of days that this Contract is in effect during the month with respect to which such payment is made.

     (3) The fees provided for hereunder shall be paid in cash by the Fund to the Investment Adviser within five (5) business days after the last day of each month.

     (4) The fees provided for hereunder shall be reduced for each fiscal year in the amount by which aggregate annual expenses of the Fund for that fiscal year exceeds any applicable statutory or regulatory limitations, determined monthly.

PART THREE:  ALLOCATION OF EXPENSES

     The Investment Adviser agrees to pay, cause to be paid or reimburse the Fund for all its ordinary operating expenses during the period of this Contract except:

        (a) Fees payable to the Investment Adviser for the latter's services under this agreement.

        (b) All fees, costs, expenses and allowances payable to any person, firm or corporation in relation to the Fund's investments, including interest on borrowings.

        (c) All taxes of any kind payable by the Fund.

        (d) All brokerage commissions and charges in the purchase and sale of the Fund's assets.

        (e) All salaries, fees and expenses of directors and officers of the Fund.

        (f) All extraordinary fees, costs and expenses of the Fund, including any fees, costs and expenses associated with litigation, governmental investigations or administrative proceedings, including the costs of any settlements.

PART FOUR:  MISCELLANEOUS

     (1) The Investment Adviser shall be deemed to be an independent contractor and, except as expressly provided or authorized in the Contract, shall have no authority to act for or represent the Fund.

     (2) A "full business day" shall be defined as a day with respect to which the New York Stock Exchange is open for business, and with respect to which the actual time of closing of such Exchange is that time which shall have been scheduled for such closing in advance of the opening of such Exchange and "the close of business" shall be defined as the time of closing of the New York Stock Exchange.


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     (3) The Fund  recognizes  that the  Investment  Adviser  may in the  future render investment advice and other services to other investment companies which may or may not have investment policies and investments similar to those of the Fund and that the Investment Adviser and/or one or more of its partners may manage its own investments and those of its subsidiaries and affiliates, if any. The Investment Adviser and/or one or more of its partners shall be free to render such investment advice and other services and the Fund hereby consents thereto.

     (4) Neither this Contract nor any transaction had pursuant hereto shall be invalidated or in anyway affected by the fact that directors, officers, agents and/or shareholders of the Fund are or may be interested in the Investment Adviser, or any successor or assignee thereof, as partners, directors, officers, stockholders or otherwise; that partners or agents of the Investment Adviser are or may be interested in the Fund as directors, officers, shareholders or otherwise; or that the Investment Adviser, or any successor or assignee thereof, is or may be interested in the Fund as a shareholder or otherwise; provided, however, that neither the Investment Adviser nor any partner or employee of the Investment Adviser nor any officer, director or employee of the Fund shall sell to or buy from the Fund any property or security other than shares issued by the Fund, except in accordance with an applicable statute, regulation, exemption or order of the United States Securities and Exchange Commission.

     (5) Any notice under this Contract shall be given in writing, addressed, and delivered, or mailed postpaid, to the party to this Contract entitled to receive such, at each party's principal place of business in Petaluma, California, or to such other address as either party may designate in writing mailed to the other.

     (6) The Investment Adviser agrees that no partner or employee of the Investment Adviser will act for or on behalf of the Fund with himself as principal or agent, or with any corporation or partnership in which he may have a financial interest, except that this shall not prohibit:

        (a) Partners or employees of the Investment Adviser from having a financial interest in the Fund or in the Investment Adviser.

        (b) The purchase of securities or other assets for the Fund, or the sale of securities or other assets owned by the Fund, through a security broker or dealer, one or more of whose partners, officers, directors or employees is a partner or employee of the Investment Adviser, provided such transactions are handled in the capacity of broker only and provided commissions charged do not exceed customary brokerage charges for such services.

     (7) The Investment Adviser agrees that, except as herein otherwise expressly provided, neither it nor any of its partners or employees shall, at any time during the period of this Contract, make, accept or receive, directly or indirectly, any fees, profits or emoluments of any character in connection with the purchase or sale of securities (except shares issued by the Fund) or other assets by or for the Fund.

     (8) The Board of Directors of the Fund may adopt such provisions and obtain such insurance as they deem to be in the best interests of the Fund to indemnify and hold harmless the officers and directors of the Fund and the partners of the Investment Adviser against liability for their acts or omissions on behalf of the Fund, except those acts or omissions involving willful misfeasance, bad faith, gross negligence, or reckless disregard of their obligations or duties to the Fund; provided, however, that such insurance provides merely for payment to the Fund of any damages caused by such persons and for subrogation of the insurer to the rights of the Fund to recover from such persons.

     (9) World Money Managers has the right to copy and use for any purpose whatsoever all mailing or shareholder lists generated during its term as, or in the course of its services as, investment adviser to the Fund, and the Fund may not otherwise disclose such lists except as it may be required to do so by law.




















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     (10) The Fund agrees that each shareholder shall pay the Investment Adviser an account maintenance fee of $1.50 per month (regardless of the number of Portfolios of the Fund in which the shareholder invests) or such other amount as may from time to time be agreed upon between the Fund and the Investment
Adviser; provided, however, that the account maintenance fee shall not be payable with respect to an Individual Retirement Account maintained with the Fund by a shareholder who also maintains a regular shareholder account with the Fund in exactly the same name and address. The Fund further agrees to arrange, to the extent practical, for the collection of this fee. However, the Fund shall not be liable for the payment of the fee or for the failure of any shareholder to pay it, nor shall the Investment Adviser be relieved of any obligation to perform under this Contract by reason of non-payment of the fee.

     (11) The Fund agrees that each investor in the Fund shall pay the Investment Adviser a one-time account start-up fee of $35.00, or such other amount as may from time to time be agreed upon between the Fund and the Investment Adviser. The Fund further agrees to arrange, to the extent practical, for the collection of this fee.

     (12) If any provision of this Contract shall be held or made invalid, illegal or unenforceable by any judicial decision, statute, rule or otherwise, the remaining provisions of this Contract shall not be affected thereby and shall remain in full force and effect as if the invalid, illegal or unenforceable provision had not been included herein.

     (13) This Contract shall be governed by and construed in accordance with the laws of the State of California.

PART FIVE:  RENEWAL AND TERMINATION

     (1) This Contract shall continue in effect until January 31, 1997, and shall continue from year to year thereafter unless and until terminated by either party as hereinafter provided, except that such continuance thereafter shall be specifically approved as to any Portfolio of the Fund at least annually
(1) by the Board of Directors of the Fund or by a vote of the majority of the outstanding voting shares of that Portfolio and (2) by the vote of a majority of the Directors who are not parties to this Contract or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval. As used in this paragraph, the term "interested person" shall have the same meaning as set forth in the Investment Company Act of 1940, as amended.

     (2) This Contract may be terminated with respect to any Portfolio by either the Fund or the Investment Adviser at any time by giving the other party sixty days' previous written notice of such intention to terminate; provided that any such termination shall be made without the payment of any penalty, and provided further that such termination may be effected on behalf of any Portfolio of the Fund either by the Board of Directors of the Fund or by a vote of the majority of the outstanding voting shares of that Portfolio.

     (3) The term "the majority of the outstanding voting shares" for the purposes of this Contract shall be the vote at a shareholders' annual meeting, or a special meeting duly called for that purpose, of sixty-seven percent or more of such shares present at such meeting if the holders of more than fifty percent of such outstanding voting shares are present or represented by proxy at the meeting, or more than fifty percent of such outstanding shares, whichever is less. During such times as the Fund issues two or more classes or series of stock, such matters shall be deemed to be effectively acted upon with respect to any such class or series if a majority of the outstanding voting shares of such class or series votes for the approval of such matter, notwithstanding (A) that such matter has not been approved by the holders of a majority of the outstanding voting shares of any other class or series affected by such matter, and (B) that such matter has not been approved by the vote of a majority of the outstanding voting shares of the Fund.

     (4) This Contract shall terminate in the event of its assignment, the term "assignment" for this purpose having the same meaning as set forth in the Investment Company Act of 1940, as amended.



















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     This Contract shall become  effective as to all Portfolios upon approval by the majority of the respective outstanding voting shares of all Portfolios.

     IN WITNESS WHEREOF, the parties hereto have executed the foregoing agreement on June 19, 1996.

         PERMANENT PORTFOLIO FAMILY OF FUNDS, INC.
         By  TERRY COXON
            --------------------------
             Terry Coxon, President

         WORLD MONEY MANAGERS
         By  TERRY COXON
            --------------------------
             Terry Coxon, General Partner


























































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